EXHIBIT 10.12


Summary of Comprehensive Credit Facilities Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Longgang Division, Shenzhen Development Bank ("Shenzhen Development Bank") dated as of April 1, 2004.

         The contract number for this agreement is Shenfa Longgang Daizi NO. 200403055. The contract term is April 1, 2004 to April 1, 2005, and the amount of credit to be extended by Shenzhen Development Bank is RMB 150,000,000 Yuan. The agreement provides that the documents and bills must be based on real and genuine trading; otherwise, the credit is suspended immediately. Furthermore, the Company cannot mortgage its new factory and dormitory buildings to a third party or the loan becomes mature immediately.